UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

CHICO’S FAS, INC.
(Name of Registrant as Specified in Its Charter)

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
BARINGTON COMPANIES INVESTORS, LLC
BARINGTON CAPITAL GROUP, L.P.
LNA CAPITAL CORP.
JAMES A. MITAROTONDA
HILCO, INC.
JOSEPH R. GROMEK
SMS CAPITAL, LLC
THOR ECM LLC
J.M. COHEN LONG-TERM INVESTMENT FUND, L.P.
1618 PARTNERS LLC
JANET E. GROVE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Barington Capital Group, L.P., together with the other participants named herein (collectively, “Barington”), has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its two director nominees at the 2016 annual meeting of stockholders of Chico’s FAS, Inc., a Florida corporation (the “Company”).

Item 1: On June 28, 2016, Barington issued the following press release:

FOR IMMEDIATE RELEASE
June 28, 2016

BARINGTON GROUP MAILS LETTER TO THE
STOCKHOLDERS OF CHICO’S FAS, INC.

Letter Stresses Key Reasons Why the Barington Group’s Experienced, Independent,
Stockholder-Focused Nominees are Needed on the Chico’s Board

Urges Stockholders to Vote the Barington Group’s BLUE Proxy Card
to Elect James Mitarotonda and Janet Grove at the Upcoming Annual Meeting

NEW YORK, NY, June 28, 2016 – The Barington Group, which collectively beneficially owns more than 1.5% of the outstanding shares of common stock of Chico’s FAS, Inc. (NYSE: CHS), announced today that it has sent a letter to the Company’s stockholders in connection with its solicitation of proxies to elect its two highly qualified nominees to the Chico’s Board.  The Barington Group’s full letter can be viewed by clicking the following link: http://tinyurl.com/z6dw8nf.

In the letter, the Barington Group outlines the key reasons why stockholders should elect its nominees James Mitarotonda and Janet Grove to the Chico’s Board at the 2016 Annual Meeting which is scheduled to be held on July 21, 2016.  Specifically:

➢
Barington has a 16-year record of helping improve long-term value and protecting stockholder interests at underperforming companies.  Barington also has substantial experience investing in retail and apparel companies, with prior investments in companies such as Dillard’s, The Children’s Place, The Jones Group, Warnaco, Nautica, Steve Madden, Payless ShoeSource and Stride Rite.  Each of these companies has shown a meaningful improvement in shareholder value following Barington’s involvement.

➢
The Company’s share price performance under the current Board has significantly underperformed its peers and the market as a whole over the past one, two, three, five and ten-year periods and its common stock is down more than 30% over the past twelve months.

➢	A majority of the Board’s incumbent directors are responsible for the Company’s disastrous acquisition of Boston Proper, which was sold in January 2016 for a $200 million loss.

➢
While Chico’s is inundating stockholders with letters and even a video promising a bright future, the Company’s latest quarterly financial results indicate a less than rosy picture: sales for the first quarter of fiscal 2016 were down -7.9% from the comparable quarter last year (or -4.4% excluding the impact of Boston Proper), and comparable store sales were down -4.2%, resulting in a 17% decline in adjusted earnings per share.

➢
Despite the Company’s disappointing financial results, the Board is spending approximately $6 million in its campaign to ward off helpful stockholder input.  Barington believes this is an irresponsible waste of the Company’s resources and indicative of a lack of fiscal discipline at the Board.

➢
Despite what Chico’s would have stockholders believe, this proxy solicitation is not a referendum on the Company’s new CEO, Shelley Broader.  Ms. Broader will continue as the CEO and as a director of the Company regardless of the outcome of the proxy solicitation, and it is Barington’s strong hope that she will be successful.  Rather, this is a campaign to add independent, stockholder-focused directors to the Chico’s Board to help ensure that the Board thoughtfully considers all options to improve long-term value and that stockholder interests are protected in the boardroom.

➢
Barington has formulated a comprehensive plan designed to unlock the Company’s long-term value potential that we are convinced could more than double its earnings per share in three years.  In the coming days, Barington will be releasing a detailed presentation to its fellow stockholders that contains more information concerning its plan.

➢
Board nominee Bonnie Brooks, the Vice Chairman of Hudson’s Bay Company, would have a material conflict of interest if she served on the Chico’s board, as Hudson’s Bay Company’s department stores – including Saks Fifth Avenue and Lord & Taylor – directly compete with the Company’s three brands in virtually every product category.  The Barington Group questions the judgment of the Board’s incumbent directors to put the Company in a position where its strategic plans and confidential information could fall into the hands of its competitors.

➢
Chico’s stockholders can help protect their interests by electing the Barington Group’s experienced, independent nominees – James Mitarotonda and Janet Grove – in place of Bonnie Brooks, who is deeply conflicted, and Janice Fields, the Chair of the Nominating Committee and a member of the Compensation Committee, who we believe should be held responsible for the poor performance of these committees.

The Barington Group encourages stockholders to visit its website, www.barington.com/chicos.html, dedicated to the election of its two highly qualified stockholder representatives to the Chico’s Board at the Company’s upcoming 2016 Annual Meeting.  The Barington Group’s nominees are:

James A. Mitarotonda – Mr. Mitarotonda, 62, is the Chairman and Chief Executive Officer of Barington Capital Group, L.P.  Mr. Mitarotonda is an experienced public company director who has served on more than a dozen boards and has helped numerous public companies improve their long-term financial performance, corporate governance and executive compensation practices.  Mr. Mitarotonda is extremely experienced representing and protecting stockholder interests on public company boards.

Janet E. Grove – Ms. Grove, 65, has over 40 years of retail industry experience, including serving as Vice Chairman of Macy’s, Inc., a leading department store chain, and as Chairman and Chief Executive Officer of Macy’s Merchandising Group, where she was responsible for designing, sourcing, marketing and merchandising Macy’s private branded products and managing key vendor relationships.  Since leaving Macy’s, Ms. Grove has served as an advisor to the CEO and senior management team of Karstadt Department Stores, one of Germany’s largest department store chains.  She has also served as a director of Aeropostale, Inc., a specialty retailer of teen apparel, and Safeway, Inc., one of the largest food and drug retailers in the United States, and can help add much needed apparel merchandising experience to the Chico’s Board.

THE CHOICE IS CLEAR: VOTE THE BLUE PROXY CARD
NOW TO PROTECT THE VALUE OF YOUR INVESTMENT!

If you have any questions or need assistance in voting the Barington Group’s BLUE proxy card, please contact the Barington Group’s proxy solicitor, Okapi Partners LLC.

OKAPI PARTNERS LLC 1212 Avenue of the Americas, 24th Floor New York, NY 10036 (212) 297-0720 Stockholders Call Toll-Free at: (877) 566-1922 E-mail: info@okapipartners.com

About Barington Capital Group, L.P.:

Barington Capital Group, L.P. is a fundamental, value-oriented activist investment firm that was established by James A. Mitarotonda in January 2000.  Barington invests in undervalued publicly traded companies that Barington believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance.  Barington’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value.  Barington has substantial experience investing in retail and other consumer-focused companies, with prior investments in Dillard’s, The Children’s Place, The Jones Group, Warnaco, Nautica, Steve Madden, Payless ShoeSource, Stride Rite, Collective Brands, Maxwell Shoe, Avon Products, Lone Star Steakhouse, Darden Restaurants and Harry Winston, among others.

CONTACTS:

Jared L. Landaw
Chief Operating Officer
Barington Capital Group, L.P.
Email:	jlandaw@barington.com
Tel:	(212) 974-5713

Okapi Partners LLC
Email:	info@okapipartners.com
Tel:	(212) 297-0720
(877) 566-1922 (toll-free)

#  #  #

Item 2: The following materials were posted by Barington to www.barington.com/chicos.html:

BARINGTON

BARINGTON CAPITAL GROUP

July 21, 2016

About Our Nominees

June 28, 2016 Press Release

June 28, 2016 Letter to Stockholders

June 13, 2016 Letter to Stockholders

Definitive Proxy Statement

"Chico's expects to spend $5.9M in proxy fight" - Naples Daily News, June 16, 2016

13D Monitor Interview of James Mitarotonda

June 2, 2016 Letter to the Board of Directors of Chico's FAS Inc.

May 24, 2016 Press Release

May 3, 2016 Letter to the Board of Directors of Chico's FAS Inc.

If you have any questions or require assistance voting your BLUE proxy card, please contact:

OKAPI PARTNERS

OKAPI PARTNERS LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036
Call Toll-Free: (877) 566-1922
Call Collect: (212) 297-0720
Email: info@okapipartners.com

IMPORTANT INFORMATION

The Barington Group has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission (the "SEC") on June 13, 2016 to be used to solicit proxies in connection with the election of its nominees at the 2016 Annual Meeting of Shareholders of Chico's FAS Inc., a Florida corporation. Information relating to the participants in such proxy solicitation has been included in the definitive proxy statement.

THE BARINGTON GROUP STRONGLY ADVISES ALL SHAREHOLDERS OF CHICO'S FAS INC. TO READ THE DEFINITIVE PROXY STATEMENT WHICH CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION AND THEIR DIRECT OR INDIRECT INTERESTS. SUCH PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS, ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. STOCKHOLDERS MAY ALSO OBTAIN A COPY OF THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, WITHOUT CHARGE, BY CONTACTING BARINGTON'S PROXY SOLICITOR, OKAPI PARTNERS LLC, AT ITS TOLL-FREE NUMBER: (877) 566-1922 OR AT INFO@OKAPIPARTNERS.COM.

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